Exhibit 15

August 9, 2004

The Board of Directors
Credit Suisse First Boston (USA), Inc.
New York, New York

Re:  Registration statements No. 333-86720, 333-71850, 333-62422, 333-07657, 333-34149, 333-53499, 333-73405, 333-30928 and 333-116241.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 5, 2004 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG
New York, New York